Exh. 99.1

JONES SODA CO.	234 Ninth Avenue North	T	206-624-3357
	Seattle, WA	F	206-624-6857
	98109	www.jonessoda.com

JONES SODA CO. REPORTS FISCAL 2008 SECOND QUARTER RESULTS

August 7, 2008	Trading Symbol:	NASDAQ:	JSDA
		TSX-V:	JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”) today announced results for the second quarter of 2008.

·	Gross revenues increased 5.6% to $14.0 million for the quarter ended June 30, 2008 compared to $13.2 million in the same period of the prior year.

·	Concentrate case sales to National Beverage increased 33.6% in the quarter versus second quarter a year ago.

·	Finished goods case sales in our DSD and DTR channels decreased 0.7% in the quarter compared to the same period of 2007. Case sales in 2007 included initial shipments of the now discontinued 16 oz cans.

·	Finished goods case sales of Jones branded products by National Beverage in the CSD channels decreased 40.9% in the quarter compared to the same quarter of 2007. Case sales in
2007 included initial shipments to new customers and new listings in the CSD channel.

Stephen Jones, Chief Executive Officer stated, “We continue the transition of the Jones Soda Co. started in 2007 in what’s described as a difficult economic time period. We continue to learn and adjust our perspective and sharpen our tactics to increase sales and margin at the same time. Our second quarter performance was highlighted by the ongoing rollout of 24C across North America through our DSD network and the relisting of multiple Jones Soda SKU’s in a majority of Target locations. In addition, concentrate sales to National Beverage increased 34% due primarily to shipments in preparation for the launch of Jones Cola, Jones Sugar Free Cola, and Jones Lemon Lime in the marketplace. We also shipped our traditional flavors during the quarter. We did experience some softness in our core bottle business during the second quarter, but are pleased with bottle performance in key markets. Year over year case sales in our DSD and DTR channels were impacted by the one time introduction in 2007 of now discontinued 16 oz cans and 4 pack bottles at Wal-Mart.

"While we are pleased with progress on many fronts, we increased promotion allowances and slotting fees in order to support the new can presence and bolster the bottle business. This had a negative impact on our net sales and profitability. We believe these key expenditures will result in greater awareness of our beverages and a stronger market position for our Company.”

Second Quarter review

Net revenue for the second quarter of 2008 was $11.7 million compared to $13.0 million in the second quarter of 2007. Net revenues for the second quarter reflect a reduction of $2.3 million in promotional allowances and slotting fees for the CSD and DSD channels (including $0.65m of slotting fees) compared to a reduction of $0.25 million in the comparable three-month period in 2007.

Gross margin for the second quarter of 2008 decreased to 25.5% versus 34.2% in the second quarter of fiscal 2007. Gross margin in the second quarter 2008 was negatively impacted by a provision of approximately $130,000 for discontinued inventory related primarily to specialty packs and packaging costs and the promotional allowances and slotting fees noted above.

Operating expenses for the second quarter of 2008 increased to $5.7 million from $5.0 million in the corresponding period in the prior year. Included in the second quarter of 2008 operating expenses were incremental costs related to increased promotion and advertising, salaries, and legal and audit fees. These increased expenses were offset by a reduction in stock compensation expense resulting from a forfeiture re-estimate due to the departure of employees and directors during the quarter.

For the second quarter of 2008, the Company reported a net loss of $2.7 million, or ($0.10) per diluted share, compared to net income of $0.04 million, or break-even per diluted share in the second quarter of 2007.

Mr. Jones continued, “We are pleased with our go to market improvements. We are strengthening our distribution network with new partners. We implemented our model market program in Los Angeles, Seattle, and Chicago and the early results have been encouraging. National Beverage started ordering concentrate of traditional and new flavors during the quarter based on demand of our 12 ounce cans in the marketplace and their reduced inventory levels.

"We launched several Jones brand building programs including Campaign Cola, which generated more than $2.5 million in media value and drove awareness of our new Jones Pure Cane Sugar Cola product. As we head into the back half of the year, we are focused on further overall reduction and targeting of trade spending and sales execution in our key markets. We intend to get to the point where we invest only in programs that drive high margin revenue.”

Conference Call

The Company will discuss its 2008 second quarter results on its scheduled conference call today, August 7 at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda Web site at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until September 15, 2008.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda. For more information visit jonessoda.com and myjones.com

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that our expenditures will result in greater awareness of our beverages and a stronger market position for our Company, and our intent to get to the point where we invest only in programs that drive high margin revenue. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its inability to establish distribution arrangements directly with retailers or with independent distributors, its inability successfully implement its canned soda strategy and to manage its relationship with National Beverage Corp., its inability to maintain relationships with its co-packers, its inability to maintain a consistent and cost-effective supply of raw materials, its inability to receive returns on its trade spending and slotting fee expenditures, its inability to maintain brand image and product quality, its inability to protect its intellectual property, the impact of current and future litigation, its inability to develop new products to satisfy customer preferences, its inability to maintain effective internal controls and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This release includes the non-GAAP financial measure of gross revenues (before deduction of slotting fees and promotional allowances).

With respect to gross revenues, the most directly comparable GAAP measure is net revenues. Under GAAP, slotting fees and promotional allowances are recorded as a reduction to revenue in calculating net revenue. Gross revenues is used by management to monitor operating performance, including in comparison to prior years, as it allows evaluation of sales performance before the effect of any slotting fees and promotional items, which can mask certain performance issues. Management believes that the presentation of gross revenues provides useful information to investors because it allows a more comprehensive presentation of the Company's operating performance. However, gross revenues should not be used alone as an indicator of operating performance in place of net revenues. The consolidated statement of operations included below includes a reconciliation of gross revenues to net revenues. Gross revenues may not be realized in the form of cash receipts as slotting fees and promotional payments and allowances may be deducted from payments received from customers.

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited - $US)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Gross revenue (a)	$14,011,559	$13,262,481	$24,366,411	$22,537,404
Less: Promotional allowances (b)	(2,312,100)	(250,008)	(3,263,449)	(336,892)

Net Revenue	11,699,459	13,012,473	21,102,962	22,200,512
Cost of Goods Sold	8,718,895	8,563,343	16,199,926	14,235,221

Gross Profit	2,980,564	4,449,130	4,903,036	7,965,291
Gross Margin	25.5%	34.2%	23.2%	35.9%

Licensing Revenue	58,001	47,797	108,501	193,743

	3,038,565	4,496,927	5,011,537	8,159,034
Operating Expenses(1):
Promotion and Selling	3,481,617	3,474,142	6,483,399	5,832,863
General & Admin.	2,227,130	1,526,638	5,087,229	3,257,808

	5,708,747	5,000,780	11,570,628	9,090,671

Earnings (loss) before interest	(2,670,182)	(503,853)	(6,559,091)	(931,637)
& taxes
Interest/Other income, net	87,402	416,269	234,839	857,356

Earnings (loss) before income	(2,582,780)	(87,584)	(6,324,252)	(74,281)
taxes
Income tax benefit(provision)	(150,275)	128,310	(262,162)	173,320

Earnings (loss) for the period	($2,733,055)	$40,726	($6,586,414)	$99,039

Earnings(loss) per share:
Basic	$(0.10)	$0.00	$(0.25)	$0.00
Diluted	$(0.10)	$0.00	$(0.25)	$0.00

Weighted average number of common stock:
Basic	26,347,955	25,771,972	26,306,801	25,782,275
Diluted	26,347,955	26,385,734	26,306,801	26,311,614
(1) Includes non-cash stock based
compensation:
Promotion and selling	$(29,632)	$131,084	$116,659	$199,088
General and administrative	$(55,764)	$194,334	$213,235	$334,230

a : Gross revenue is an internal indicator of operating performance and should not be considered as an alternative to Net Revenue, which is determined in accordance with GAAP. The use of gross revenue allows evaluation of sales performance before the effect of any promotional items. See discussion above under “Use of Non-GAAP Financial Measures”.

b : Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation. The presentation of slotting fees and promotional allowances facilitates an evaluation of the impact of those items on the determination of net revenues and illustrates the spending levels incurred to secure such sales.

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
($US)

	June 30, 2008	Dec. 31, 2007

	(unaudited)
ASSETS

Current Assets:
Cash and equivalents	$12,275,222	$17,857,805
Short-term investments	7,477,825	9,935,400

	19,753,047	27,793,205
Accounts receivable	7,106,971	4,474,559
Taxes receivable	98,681	-
Inventory	8,135,979	5,745,888
Prepaid expenses	1,377,457	822,620

	36,472,135	38,836,272
Deferred income tax asset	117,850	117,850
Capital assets	1,237,248	1,078,916
Other assets	1,306,641	1,418,516
Intangible assets	156,015	173,040

	$39,289,889	$41,624,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$10,841,360	$6,993,226
Current portion of capital lease obligations	147,201	156,847
Taxes payable	-	203,379

	10,988,561	7,353,452
Capital lease obligations – less current portion	399,147	474,226
Long term liabilities – Other	314,920	-

Shareholders’ equity	27,587,261	33,796,916

	$39,289,889	$41,624,594

For further information, contact:

Stephen Jones, CEO, Jones Soda Co. (206) 624-3357 or sjones@jonessoda.com

Hassan Natha, Chief Financial Officer (206) 624-3357 or hnatha@jonessoda.com

Chad Jacobs, Integrated Corporate Relations (203) 682-8200 or cjacobs@icrinc.com